UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 10, 2005

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO       80903
(Address of Principal Executive Offices)                                       (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

        On May 10, 2005, Westmoreland Coal Company announced its financial results for the quarter ended March 31, 2005. The Company announced net income applicable to common shareholders of $4.8 million, or $0.54 per diluted common share, for the quarter ended March 31, 2005, compared to net income applicable to common shareholders of $2.1 million, or $0.25 per diluted common share, for the quarter ended March 31, 2004. A copy of the related press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, which is being furnished, but not filed, pursuant to Item 2.02 of this Current Report on Form 8-K.

        Certain statements in this Current Report on Form 8-K, including statements in the press release attached, constitute “forward-looking statements” which are subject to the cautionary statement about forward-looking statements set forth in the press release.

Item 9.01.   Financial Statements and Exhibits.

          (c)   Exhibits

Exhibit No.	Description

99.1	Westmoreland Coal Company’s press release dated May 10, 2005, announcing the Company’s financial results for the quarter ended March 31, 2005.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: May 10, 2005	By: /s/ David J. Blair
David J. Blair
Chief Financial Officer
(A Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Westmoreland Coal Company’s press release dated May 10, 2005, announcing the Company’s financial results for the quarter ended March 31, 2005.

EXHIBIT 99.1

Westmoreland Reports
First Quarter 2005 Results

•	Earnings up 127% compared to Q1 2004
•	Net income of $4.8 million or $0.54 cents per diluted share
•	Coal sales of 7.4 million tons on pace for record 29.5 million tons for full year 2005

Colorado Springs, CO – May 10, 2005 -- Westmoreland Coal Company (AMEX:WLB) today reported net income applicable to common shareholders of $4.8 million, or $0.54 per diluted common share, for the quarter ended March 31, 2005. This compares to net income applicable to common shareholders of $2.1 million, or $0.25 per diluted common share, for the quarter ended March 31, 2004.

Operating Income

Coal

Operating income for the coal segment was $8.6 million for the first quarter of 2005 compared to $7.9 million for the same period in 2004 primarily as a result of increased coal revenues.

Coal revenues increased to $86.1 million for the first quarter of 2005 compared to $77.1 million for the corresponding quarter in 2004. Overall revenue increased as a result of higher contract prices and cost pass-throughs, which included a one-time catch-up payment of $2.4 million.

Costs of sales increased to $67.8 million for the first quarter of 2005 compared to $60.2 million for the comparable period in 2004 primarily as a result of increased commodity prices and higher stripping ratios.

Tons sold were 7.4 million for both quarters. The Company produced 29.0 million tons in 2004.

Independent Power

Operating income for the independent power segment was $4.8 million in the first quarter of 2005 compared to $5.2 million in the corresponding quarter of 2004 due to decreased generation and higher operating and maintenance expenses. For the quarters ended March 31, 2005 and 2004, the ROVA project produced 442,000 and 456,000 megawatt hours and achieved high average capacity factors of 96% and 98%, respectively. ROVA Unit I experienced four unplanned outage days to repair spray line leaks in the first quarter of 2005. The Company recognized $0.2 million in equity earnings in both the first quarter of 2005 and 2004 from its 4.49% interest in the Ft. Lupton project.

Corporate

Total expenses for the corporate segment were $8.7 million for the first quarter of 2005 compared to $9.5 million for the first quarter of 2004.

Heritage health benefit costs, which are included in this segment, increased to $7.7 million in the first quarter of 2005 from $7.2 million in the first quarter of 2004 due primarily to a decrease in the amount by which the black lung trust is overfunded. Higher interest rates decreased the market value of the trust’s assets.

Corporate segment selling and administrative expenses decreased to $1.0 million for the first quarter of 2005 from $2.2 million for the first quarter of 2004. The decrease is primarily a result of projected lower long-term incentive plan costs as a result of a decline in the price of the Company’s common stock.

Income Tax Benefit

The income tax benefit in the first quarter of 2005 was $2.4 million compared to a benefit of $0.9 million in the comparable quarter of 2004. The income tax benefit for the first quarter of 2005 includes the benefit from an increase in the amount of Federal net operating loss carryforwards the Company expects to utilize before their expiration, net of current income tax obligations for State income taxes and for Federal alternative minimum tax.

Safety

The lost-time accident rate for the Company’s mines was 0.40 for the first quarter of 2005 compared to 2.11 for the same period of 2004. Company operated mines completed the first quarter (and year-to-date) without a lost-time accident. The Absaloka Mine, which is operated by a contract miner, recorded one accident in the first quarter of 2005 which was the result of an injury that actually occurred during 2004. These five mines experienced a total of five lost-time accidents in the first quarter of 2004.

Growth

Progress continues on the Gascoyne Project in North Dakota. The North Dakota Department of Health issued a draft air permit for a 175MW power plant in March 2005. That started a public comment period which ended May 1, 2005. Issuance of a final air permit for the 175MW facility is expected before the end of the second quarter of 2005. Subject to completion of customary power development activities including permitting, design and construction, and arrangements for power off-take, transmission and financing, and mine development, commercial operations of the mine and power plant could be achieved as early as 2010.

The Company’s efforts to acquire the rest of the ROVA project also continue. A declaratory judgment action in Virginia State Court commenced in March 2005 to resolve the power purchaser’s alleged right of first refusal. Although timing for the resolution of the court action is difficult to predict, the Company expects to close on the acquisition as soon as circumstances allow.

CEO Comments

Christopher K. Seglem, Westmoreland’s Chairman, President and CEO, observed: “We are pleased by this quarter’s results which reflect a 127% increase in profitability over the comparable quarter in 2004. The main drivers for this improvement were higher prices at certain mines, a one-time catch-up payment for extraordinary and unforeseeable escalations in commodity prices, a decline in our stock price that reduced long-term compensation expense, and a substantial tax benefit related to current projections that we will use more tax loss carryforwards in future years. Although we know the second quarter will be a challenging one due to lower projected sales as a result of scheduled maintenance outages at customers’ plants as well as our ROVA project, first quarter production keeps us on track for record production of 29.5 million tons in 2005.”

“Coal prices in the Southern Powder River Basin and Western rail rates, the key competitive benchmarks for our operations, now appear to be increasing. Although almost all of our coal is sold under long-term contracts, which help protect against downside risk should prices decline, (rather than on a spot market basis, where we might be able to take advantage of price increases in the near term), we will attempt to take advantage of market upswings in connection with scheduled price reopeners, contract renewals and additional sales.”

“We are continuing to work hard at all of our mines to reduce costs and improve quality and reliability. The Company’s coal sales contracts generally protect our operations against cost inflation, either by direct pass-throughs or index-based cost adjustments. And, we are working to obtain relief, as evidenced by the one-time pick-up in this quarter of $2.4 million, in cases where adequate adjustment mechanisms are not in place and to formalize provisions to cover commodity risk where such provisions have been temporary or absent. I am also pleased to report that the UMWA labor agreement, which covers the employees at the Beulah Mine, was recently ratified and will be in effect for the next four years. We are pleased with our progress in these important areas.”

“We were very disappointed to see our stock price drop dramatically during the first five months of the year, but we are confident that the marketplace will value our performance fairly over the long term. As it should, however, long-term incentive compensation expense in the first quarter declined as well, since we have directly linked the value of long-term performance unit incentive values to the performance of our common stock relative to our peers. This produced a substantial benefit to net income in the first quarter 2005 compared to the first quarter of 2004 when our stock price was increasing at a relatively faster rate than many of its peers.”

“Finally, we had a significant tax benefit in the first quarter of 2005 as a result of projections that we will use more income tax loss carryforwards than previously estimated. Such tax benefits, which we have enjoyed in past quarters as well, validate the continuing extension of the long-term value of our operations and the success of our growth and development strategy, which has, since 2001, been predicated in part upon the acquisition and development of taxpaying entities that we expect will deliver earnings and tax sheltered cash flows over a long period of time.”

“Growth continues to be an important part of the Company’s strategy going forward. These are times of great opportunity in the energy business, especially in the power production sector. While maximizing the potential value of our existing operations remains a central focus, we are devoting significant resources to additional new growth. For example, we are studying very closely the potential for increasing the Gascoyne project from 175MW to 500MW.”

“In connection with the solid base of operations and attractive opportunities the Company enjoys, we continue to shape and build a superior management team. We are pleased to have added three outstanding executives in the second quarter. As previously announced, David J. Blair joined us on April 25 as Chief Financial Officer after a 17 year career with various affiliates of Ondeo Nalco Company. Also in the financial area, Diane M. Nalty recently joined the Company and was appointed Controller effective May 1. Diane has extensive mining industry experience, having served in Controller positions at AngloGold North America and Apollo Gold, Inc., and most recently as financial reporting specialist at Newmont Mining Corporation, Inc. She spent her early career in the coal and power industry. We are also pleased to announce that Roger D. Weigley will join our team on May 16 as General Counsel and Secretary. Roger has previously served as our outside counsel while a partner at Sidley & Austin and then Winthrop, Stimson, Putnum & Roberts, prior to joining the Credit Suisse First Boston Group. Roger brings extensive experience in corporate law including public offerings, private placements, mergers and acquisitions, SEC disclosure and corporate governance,” concluded Seglem.

Westmoreland has filed its First Quarter 2005 Form 10-Q with the SEC today, and it will be available on the Company’s web site at www.westmoreland.com. Any person interested in receiving a copy of the First Quarter 2005 Form 10-Q and other public documents can request copies by writing to the Company at the following address: Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, CO, 80903, or visit www.westmoreland.com.

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership interests in two coal-fired and one natural gas-fired generating plants. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

Throughout this news release, we make statements which are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; health care cost trends; the cost and capacity of the surety bond market; the Company’s ability to manage growth and significantly expanded operations; the ability of the Company to implement its growth and development strategy; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing; the Company’s ability to maintain compliance with debt covenant requirements; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to successfully identify new business opportunities; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to predict or anticipate commodity price changes; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its income tax net operating losses; the ability to reinvest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the performance of the ROVA Project and the structure of the ROVA Project’s contracts with its lenders and Dominion Virginia Power; our ability to complete the acquisition of the portion of the ROVA project that we do not currently own; the effect of regulatory and legal proceedings, including the bankruptcy filing by Touch America Holdings Inc. and Entech Inc.; environmental issues, including the cost of compliance with existing and future environmental requirements; the claims between the Company and Montana Power; the risk factors set forth below; and the other factors discussed in Items 1, 2, 3 and Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.

###

Contact: Diane Jones (719) 442-2600

Westmoreland Coal Company and Subsidiaries Consolidated Statements of Operations

	(Unaudited)
Three Months Ended March 31,	2005	2004

	(in thousands, except per share data)

Revenues:
Coal	$86,099	$77,132
Independent power projects - equity in earnings	5,169	5,405

	91,268	82,537

Cost and expenses:
Cost of sales - coal	67,758	60,203
Depreciation, depletion and amortization	4,734	3,820
Selling and administrative	6,334	7,723
Heritage health benefit costs	7,666	7,206
Loss (gain) on sales of assets	(21)	(19)

	86,471	78,933

Operating income	4,797	3,604

Other income (expense):
Interest expense	(2,569)	(2,486)
Interest income	723	944
Minority interest	(292)	(282)
Other	171	(119)

	(1,967)	(1,943)

Income before income taxes	2,830	1,661
Income tax benefit	2,378	875

Net income	5,208	2,536
Less preferred stock dividend requirements	(436)	(436)

Net income applicable to common shareholders	$4,772	$2,100

Net income per share applicable to common shareholders:
Basic	$.58	$.26
Diluted	$.54	$.25

Weighted average number of common shares outstanding:
Basic	8,192	8,009
Diluted	8,874	8,503

Westmoreland Coal Company and Subsidiaries Summary Financial Information

	(Unaudited)
	Three Months Ended March 31,
	2005	2004

	(in thousands)
Cash Flow

Net cash provided by operating activities	$6,116	$3,939

Net cash used in investing activities	(5,759)	(4,580)

Net cash provided by (used in) financing activities	(2,487)	15,646

Production and Sales

Coal - tons (million)	7.4	7.4

	(Unaudited)
	March 31, 2005	December 31, 2004

	(in thousands)
Balance Sheet Data
Total assets	$521,266	$513,989
Total debt	$114,506	$117,259
Shareholders' equity	$45,954	$39,892
Common shares outstanding	8,244	8,169